Exhibit 10.7

2021 AMENDMENT TO THE

DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN

The Devon Energy Corporation 2017 Long-Term Incentive Plan (the “Plan”) is amended effective as of January 7, 2021, as follows:

1. Section 1.3 of the Plan is amended by adding the following new subsection (e) at the end thereof:

(e) Notwithstanding the preceding provisions of this Section 1.3:

(i) Effective as of the WPX Merger Closing Date, the number of Awards that may be made available under the Plan shall be increased by 2,007,033 shares of Common Stock (the “WPX Plan Share Reserve”), which shares shall not be subject to the provisions of subsection (c) above.

(ii) Awards made out of the WPX Plan Share Reserve may be granted only to WPX Reserve Eligible Employees.

(iii) No Award may be granted out of the WPX Plan Share Reserve after May 22, 2023.

(iv) For purposes of Section 4.1(c), any shares of Common Stock made subject to an Award granted out of the WPX Plan Share Reserve shall be credited back to the WPX Plan Share Reserve.

(v) All Awards granted out of the WPX Plan Share Reserve may be Incentive Stock Options.

(vi) For purposes of this subsection (e),

(A) “WPX Merger Closing Date” means the date of consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 26, 2020, by and among the Company, East Merger Sub, Inc. and WPX Energy, Inc.

(B) “WPX Reserve Eligible Employees” means (I) those individuals employed by or otherwise providing services to WPX Energy, Inc. or its affiliates immediately before the Merger Closing Date and (II) those individuals who are hired by, or otherwise first become service providers to, the Company or its Affiliated Entities on or after the WPX Merger Closing Date.

2. The Plan is not otherwise amended except as provided expressly herein.